<u>SIXTH AMENDMENT TO LEASE AGREEMENT / FIRST AMENDMENT TO STORAGE SPACE AGREEMENT</u>

THIS SIXTH AMENDMENT TO LEASE AGREEMENT / FIRST AMENDMENT TO STORAGE SPACE AGREEMENT (this "***Amendment***") is made as of the 13th day of January 2021, by and between Wharton Lender Associates, LP, a Pennsylvania limited partnership ("***Landlord***"), and Krystal Biotech, Inc., a Delaware corporation, formerly known as Krystal Biotech, LLC, a California limited liability company ("***Tenant***").

WITNESSETH:

WHEREAS, by Lease dated May 26, 2016 (the "***Original Lease***"), as amended by First Amendment to Lease Agreement dated July 26, 2016, Second Amendment to Lease Agreement dated February 27, 2017, Third Amendment to Lease Agreement dated May 31, 2018, Fourth Amendment to Lease Agreement dated October 22, 2018, (the "***Fourth Amendment***"), and Fifth Amendment to Lease Agreement dated December 10, 2018 (the "***Fifth Amendment***") (the Original Lease as amended, collectively, the "***Lease***"), Landlord currently leases to Tenant and Tenant currently leases from Landlord certain premises consisting of a total of 25,376 rentable square feet (the "***Current Premises***") located in that certain building known as 2100 Wharton Street, Pittsburgh, Pennsylvania (the "***Building***"), being comprised of 10,978 rentable square feet on the 7th Floor of the Building and 14,398 rentable square feet on the 3rd floor of the Building; and

WHEREAS, by Storage Space Agreement dated April 27, 2020 (the "***Storage Space Agreement***"), Landlord currently leases to Tenant and Tenant currently leases from Landlord certain storage space consisting of 2,060 square feet on the 3rd Floor of the Building (the "***Storage Space***"); and

WHEREAS, Landlord and Tenant now desire to amend the Lease to: (i) lease to Tenant an additional 2,494 rentable square feet of office space located on the 3rd Floor of the Building, as outlined on Exhibit "A" attached hereto and made a part hereof (the "***Third Floor Additional Space***"), thereby increasing Tenant's rentable area of office space in the Building to a total of 27,870 rentable square feet of office space in the Building; and (ii) modify certain other terms of the Lease, all in accordance with the terms and provisions hereof

WHEREAS, Landlord and Tenant also desire to amend the Storage Space Agreement in accordance with the terms and provisions hereof.

NOW THEREFORE, the parties hereto, in consideration of the mutual premises contained herein, and intending to be legally bound hereby, do covenant and agree as follows:

1. Recitals. The foregoing preamble is incorporated by reference herein as if set forth at length. Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Lease. All references herein to the Lease shall include this Amendment.

2. Third Floor Additional Space; Third Floor Additional Space Commencement Date.

(a) Effective as of the Third Floor Additional Space Commencement Date (as defined below), the Premises shall be comprised of the Current Premises and the Third Floor Additional Space, for a total of 27,870 rentable square feet, consisting of 10,978 rentable square feet on the 7th Floor of the Building and 16,892 rentable square feet on the 3rd Floor of the Building.

(b) Third Floor Additional Space Commencement Date; Expiration Date. The Term of the Lease for the Third Floor Additional Space and Tenant's obligation to pay Fixed Rent and additional rent for the Third Floor Additional Space shall commence on the earlier to occur of the following (as applicable the earlier to occur, the "***Third Floor Additional Space Commencement Date***"): (i) the date that Tenant occupies and begins conducting business operations in all or part of the Third Floor Additional Space; (ii) the date upon which Landlord's Third Floor Additional Space Work (as defined in Section 6(a) below) has been Substantially Completed (as defined in Section 6(b) below); *provided, however*, that (x) in no event shall the Third Floor Additional Space Commencement Date occur prior to March 1, 2021 and (y) if a Tenant Delay (as defined in Section 2(e) below) occurs and Tenant has been notified thereof as required by Section 2(e) below, then the Third Floor Additional Space Commencement Date shall be deemed to be the date that the Landlord's Third Floor Additional Space Work would have been Substantially Completed but for the Tenant Delay, as determined by Landlord in good faith. Promptly after the occurrence of the Third Floor Additional Space Commencement Date, Landlord and Tenant shall execute a memorandum that memorializes the Third Floor Additional Space Commencement Date. The expiration date of the Third Floor Additional Space Term shall be the Expiration Date set forth in the Lease for the Current Premises.

(c) Landlord's Failure to Timely Deliver Third Floor Additional Space. Subject to any Force Majeure Delay (as defined in Section 2(d) below) and any Tenant Delay, and provided that this Amendment is executed by Tenant by January 15, 2021, time being of the essence, in the event Landlord's Third Floor Additional Space Work has not been Substantially Completed on or before May 31, 2021 (the "***Outside Delivery Date***"), Tenant shall be entitled to Fixed Rent abatement for the Third Floor Additional Space only equal to one (1) day of Fixed Rent for the Third Floor Additional Space only for each one (1) day of delay beyond the Outside Delivery Date on a day for day basis until the Landlord's Third Floor Additional Space Work has been Substantially Completed.

(d) Force Majeure Delay. As used herein, "***Force Majeure Delay***" means any actual delay (measured in days) that Landlord encounters in the performance of Landlord's Third Floor Additional Space Work, to the extent that such delay is directly caused by any "Force Majeure" event of a type contemplated in Section 24.J of the Original Lease. In order for Landlord to claim a Force Majeure Delay, Landlord must provide written notice to Tenant via email only to kromano@krystalbio.com within five (5) business days of the date upon which Landlord actually learns of the applicable act or event that will result in such a delay, which notice must specify Landlord's reasonable determination of the cause of the delay, Landlord's plans to restart work following such delay. For the sake of clarity, Landlord's failure to provide

the written notice contemplated in the previous sentence (x) shall in no event entitle Tenant to claim Landlord is in default of any obligation under the Lease, but (y) shall preclude Landlord from claiming a Force Majeure Delay for any period for which such written notice has not been provided.

(e) Tenant Delay. As used herein, "***Tenant Delay***" means any actual delay (measured in days) that Landlord encounters in the performance of Landlord's Third Floor Additional Space Work, to the extent that such delay is directly caused by (1) any act or omission by Tenant or its employees, agents or contractors which interferes with the performance of Landlord's Third Floor Additional Space Work, (2) changes to Landlord's Third Floor Additional Space Work requested by Tenant and agreed by Landlord following the date of this Amendment, or (3) Tenant's failure to respond to Landlord within five (5) days after Landlord seeks Tenant's feedback for any item of Landlord's Third Floor Additional Space Work, when Tenant's feedback is required to continue work in respect of such item. In order for Landlord to claim a Tenant Delay, Landlord must provide written notice to Tenant via email only to kromano@krystalbio.com within five (5) business days of the date upon which Landlord actually learns of the applicable act or omission that will result in such a delay, which notice must specify Landlord's reasonable determination of the cause of the delay. For the sake of clarity, Landlord's failure to provide the written notice contemplated in the previous sentence (x) shall in no event entitle Tenant to claim Landlord is in default of any obligation under the Lease, but (y) shall preclude Landlord from claiming a Tenant Delay for any period for which such written notice has not been provided.

3. Fixed Rent for the Third Floor Additional Space. Commencing on the Third Floor Additional Space Commencement Date and thereafter for the remainder of the Lease Term, Tenant shall pay Landlord Fixed Rent for the Third Floor Additional Space pursuant to the terms of the Lease and in accordance with the following table at the annual rates as follows:

LEASE PERIOD	PORTION OF PREMISES	$PER RENTABLE SQ FT	MONTHLY FIXED RENT INSTALLMENT	ANNUAL FIXED RENT AMOUNT
Additional Third Floor Space Commencement Date – 2/28/22	2,494 rsf Third Floor Additional Space	23.41	$4,865.38	$58,384.56
3/1/22 – 2/28/23	2,494 rsf Third Floor Additional Space	23.88	$4,963.06	$59,556.72
3/1/23 – 2/29/24	2,494 rsf Third Floor Additional Space	24.36	$5,062.82	$60,753.84
3/1/24 – 2/28/25	2,494 rsf Third Floor Additional Space	24.85	$5,164.66	$61,975.92
3/1/25 – 2/28/26	2,494 rsf Third Floor Additional Space	25.35	$5,268.58	$63,222.96

3/1/26 – 2/28/27	2,494 rsf Third Floor Additional Space	25.86	$5,374.57	$64,494.84

All Fixed Rent shall be payable in equal monthly installments in advance on the first day of each month during the Term without demand, notice, offset or deduction.

4. Tenant's Share; Tenant's Percentage. Commencing as of the Third Floor Additional Space Commencement Date, "Tenant's Percentage" as defined in Paragraph 1.L. of the Original Lease and "Tenant's Share", as defined in Paragraph 4.A.(ii) of the Original Lease shall mean "12.32%", and all references in the Lease to "Tenant's Share" and "Tenant's Percentage" shall mean "12.32%".

5. Condition of the Premises. Notwithstanding anything contained in the Lease to the contrary, except solely for Landlord's Third Floor Additional Space Work (as defined in Section 6 below): (i) Landlord shall deliver the Third Floor Additional Space to Tenant and Tenant accepts delivery and possession of the Third Floor Additional Space in its current "as-is" where is condition; and (ii) Tenant shall perform, at Tenant's sole cost and expense, all other work and modifications to the Premises that is required, necessary or desired; and (iii) Tenant's continued possession of the Current Premises for the shall be in its current "as-is" where is condition.

6. Landlord's Third Floor Additional Space Work.

(a) Notwithstanding anything to the contrary contained in the Lease, the Third Floor Additional Space shall be delivered in its current "as-is" condition, except that Landlord shall perform the work described in Exhibit "B" attached hereto and made a part hereof (the "***Landlord's Third Floor Additional Space Work***"). Landlord shall construct the Landlord's Third Floor Additional Space Work in a good and workmanlike manner and, upon Substantial Completion, the Landlord's Third Floor Additional Space Work shall be in compliance with all applicable laws, statutes, ordinances, codes, orders rules, regulations and other legal requirements applicable to such work. In no event and under no circumstances will Landlord's Third Floor Additional Space Work entail or will Landlord be obliged to perform any work or supply any materials in excess of the work and materials described with particularity in Exhibit "B". All work in the Third Floor Additional Space other than Landlord's Third Floor Additional Space Work, shall be performed by Tenant at Tenant's sole cost and expense. If, during the course of Landlord's performance of the Landlord's Third Floor Additional Space Work or any work performed by Tenant in the Third Floor Additional Space, hazardous materials (including, without limitation, asbestos-containing material) that exceed or are not in compliance with applicable laws are discovered in the Third Floor Additional Space, Landlord shall promptly remove or remediate all such hazardous materials (as and to the extent required by applicable law) at its sole cost and expense.

(b) The Third Floor Additional Space Work shall be deemed to be "***Substantially Completed***" when: (i) the Landlord's Third Floor Additional Space Work shown on Exhibit "B" has been completed (for the sake of clarity, Landlord's Third Floor Additional Space Work does not include any work or improvements to be performed by Tenant, including,

but not limited to Tenant's Data Work (as defined below); and (ii) the Third Floor Additional Space is free of hazardous materials that violate any applicable law or exceed any applicable legal limit, free of construction debris, in broom-clean condition, and with all HVAC and other Building systems serving the Third Floor Additional Space in good working order. Tenant hereby covenants to Landlord that neither Tenant nor any of its employees, agents or contractors shall interfere with Landlord's performance of the Third Floor Additional Space Work. Notwithstanding anything to the contrary contained herein, Tenant shall be responsible, at Tenant's sole cost and expense, for all furniture costs (including, but not limited to, moving and installation), data service and telecommunication wiring, cabling and systems (collectively, "***Tenant's Data Work***"). Tenant shall use fire rated telephone cable for Tenant's phone system.

7. Vehicle Parking. Section 10 of the Fifth Amendment and Section 7. of the Fourth Amendment are hereby deleted in their entirety and replaced with the following (to be effective as of the date of this Amendment):

> "Subject to the Parking Rules set forth in Exhibit B to the Original Lease, as modified by Landlord from time to time (the "***Rules***"), Tenant shall be entitled to use up to fifty-seven (57) unreserved parking spaces in the parking facility of the Property, subject to availability, at the rate of One Hundred Forty and 00/Dollars ($140.00) per month per parking space. Tenant shall pay Landlord, as additional rent, without demand, notice, offset or deduction, the foregoing rate per parking space per month for each month of the remainder of the Term hereof for each of the parking spaces utilized by Tenant. Notwithstanding the foregoing, so long as Tenant is not in material default under the terms of the Lease beyond the expiration of all applicable notice and cure periods, if any, nineteen (19) of the foregoing unreserved parking spaces shall be provided at no charge. Landlord shall use commercially reasonable efforts to accommodate Tenant's future parking spaces requirements, subject to availability of parking spaces (the "***Additional Spaces***") and pursuant to the Rules, at the then current prevailing rate per month per parking space. Tenant shall pay Landlord, as additional rent, without demand, notice, offset or deduction, the then current prevailing rate(s) per parking space per month for each month of the Term for each of the Additional Spaces used, utilized or requested by Tenant.

8. Renewal Option.

(a) So long as no "event of default" by Tenant then exists under the terms of the Lease, Tenant may, at Tenant's option, extend the Term of the Lease for one (1) renewal term of five (5) years commencing on the day immediately following the Expiration Date of the initial Term and terminating on the date that is five (5) years after the Expiration Date of the initial Term (the "***Renewal Term***"). The exercise of the option to renew the Lease must be made by Tenant, in writing ("***Renewal Notice***"), and delivered to Landlord not later than February 28, 2026 ("***Renewal Deadline***"), time being of the essence. Failure by Tenant to deliver to Landlord the Renewal Notice on or before the Renewal Deadline shall be deemed a conclusive waiver of Tenant's option to extend the Term of the Lease. The Renewal Term shall be upon the same terms and conditions set forth in the Lease, subject to the following:

(i) the Fixed Rent for the Renewal Term shall be at a rate per annum equal to the then current fair market rental rate for comparable office and wet lab space in the Pittsburgh, Pennsylvania Metropolitan Statistical Area ("***Fair Market Rent***"); *provided, however*, that in no event will the Fair Market Rent for the Renewal Term be less than the escalated Fixed Rent payable during the last year of the initial Term of this Lease, plus increases of 2% per annum in each year of the Renewal Term, commencing with the second (2nd) year of the Renewal Term; and

(ii) the Base Year for the Renewal Term shall be calendar year 2027.

(b) Landlord shall notify Tenant in writing of Landlord's determination of the Fair Market Rent for the Renewal Term within thirty (30) days following receipt of Tenant's Renewal Notice for its exercise of the Renewal Term ("***Landlord's FMR Notice***"). Tenant shall notify Landlord in writing thirty (30) days after its receipt of Landlord's FMR Notice whether or not it accepts Landlord's determination of Fair Market Rent. If Tenant accepts Landlord's determination, then the Fair Market Rent set forth in Landlord's FMR Notice shall be final and binding upon Tenant for the Renewal Term. Tenant's failure to respond to Landlord's FMR Notice within the aforementioned 30-day period shall be deemed an acceptance by Tenant of Landlord's determination of Fair Market Rent for the Renewal Term. If Tenant delivers written notice ("***Tenant's Rejection Notice***") to Landlord within the aforementioned 30-day period rejecting either Landlord's determination of Fair Market Rent, the parties agree to negotiate their differences in good faith within the following thirty (30) days following Landlord's receipt of Tenant's Rejection Notice (the "***FMR Negotiation Period***").

(c) Tenant may exercise the option to renew only for all of the Premises. Tenant may exercise this option to renew only by delivering its written Renewal Notice to Landlord not later than the Renewal Deadline. Failure by Tenant to deliver to Landlord the Renewal Notice on or before the Renewal Deadline shall be deemed a conclusive waiver of Tenant's option to extend the Term of the Lease.

(d) After a final determination has been made of the Fair Market Rent as of the commencement of the Renewal Term, Landlord and Tenant shall execute and deliver to each other a signed Lease amendment memorializing the Fixed Rent for the Renewal Term as hereinabove determined.

9. Expiration Date of Storage Space Agreement. The second sentence of Section 3 of the Storage Space Agreement shall be deleted in its entirety and replaced with the following:

> "This Storage Space Agreement shall terminate on the date upon which the Office Lease expires or terminates (the "Expiration Date")."

10. Tenant's Generators; Insurance. During the Term of this Lease, Tenant shall have the right to maintain Tenant's three (3) generators (the "***Tenant's Generators***") in their existing locations under the terms and conditions in this Section 10. Tenant's Generators are currently (and shall remain) located on the area of the roof and outside of the first floor of the Building as set forth in Exhibit "C" attached hereto and made a part hereof. Landlord shall not charge any

fee for the Tenant's Generators, *provided, however*, that, notwithstanding anything to the contrary contained in the Lease, Tenant shall be solely responsible for all costs and expenses associated with the Tenant's Generators, including, but not limited to the costs of design, permits, approvals, installation, maintenance, utilities, cleaning, power, structural issues, roof warranty compliance, repair, removal, liability and operation of and relating to Tenant's Generators all generator devices and equipment. Tenant shall be solely liable for the Tenant Generators and any and all matters arising from and/or in connection with Tenant's Generators. Tenant's Generators and all equipment or any portion thereof shall be at Tenant's sole risk. Tenant releases, remises, discharges and acquits the Landlord along with its agents, representatives, assigns, predecessors, successors, insurers, sureties and mortgage lenders from any and all claims which the Tenant may have against any of them arising from, relating to, or in connection with the Tenant's Generators. In addition, Tenant agrees to indemnify, defend and hold harmless Landlord and its representatives from and against all claims, actions, losses, liabilities, damages, liabilities, costs and expenses of any nature whatsoever (including attorneys' and other legal fees and costs) arising from or relating to the Tenant's Generators and related equipment, including, but not limited installation, maintenance, replacement, use or removal of Tenant's Generators and all related facilities and equipment (including, without limitation, for any liabilities or damages related to any of Tenant's Generators failing to comply with any applicable laws, regulations or ordinances, or for any damage caused by the Tenant's Generators or as a result of servicing Tenant's Generators which damages the roof of the Building or otherwise voids the warranty for the roof of the Building). Except as otherwise expressly set forth herein, Landlord shall maintain responsibility for all maintenance obligations set forth in Paragraph 13 of the Original Lease. For the sake of clarification, Tenant shall be liable for all costs and expenses for all roof repairs and restoration arising from Tenant's Generators and/or related facilities and equipment. Upon Tenant's execution of this Amendment and at any time during the Term upon Landlord's request, Tenant shall deliver to Landlord a certificate of insurance naming Landlord as additional insured and satisfactory to Landlord covering the Tenant's Generators and Tenant's contractual obligations of indemnification with respect to the Tenant's Generators as set forth in this paragraph. To the maximum extent allowed by applicable law, Landlord and its property manager shall not be responsible or liable for, and Tenant hereby expressly waives all claims against Landlord for, injury to persons caused by the installation and operation of the Tenant's Generators (and the wiring and other equipment related thereto) or damage to the Tenant's Generators or any equipment related thereto (unless caused by the gross negligence or willful misconduct of Landlord or its affiliates, or any of their respective agents, representatives, employees or contractors. Tenant warrants and represents to Landlord that Tenant has not received any notice of violations with regards to Tenant's Generators and, to Tenant's knowledge, Tenant has received all required permits and approvals for all of Tenant's Generators and each of Tenant's Generators conforms with and shall at all times conform with all applicable laws, regulations and ordinances (including Landmarks Preservation Commission). Tenant shall pay all fees to any and all governmental and quasi-governmental authorities relating to or arising from the Tenant's Generators. Tenant shall, at its sole cost and expense, maintain and operate Tenant's Generators in good, clean and safe condition and repair. Tenant shall, during the Term, retain reasonable ingress and egress access to and from the Tenant's Generators in order to permit Tenant with the ability to so maintain and operate the Tenant's Generators under the terms and conditions of this Section 10. The Tenant's Generators shall be used only for periodic testing or in the event Tenant's primary electrical service is interrupted. The Tenant's

Generators shall be used only for backup power and may not be used as a primary power source, nor may any of the Tenant's Generators be used by any occupant of the Building besides Tenant. Tenant shall be solely responsible, at Tenant's sole cost, expense and liability, for Tenant's Generators, and Tenant shall at all times ensure that the Tenant's Generators do not (i) damage the roof or any area of or outside the Building or (ii) interfere with any other tenant's use of the Building or (iii) interfere with any of the Building's communications systems, roof warranty, or any other Building systems. Upon Landlord's request upon the expiration or earlier termination of this Lease, Tenant shall remove the Tenant's Generators and all related equipment. Tenant shall repair and restore the areas of the Building (including the roof of the Building and outdoor areas surrounding the Building) at Tenant's expense, in accordance with this Section 10 and the terms of Paragraphs 11 and 12 of the Original Lease, provided, that in the event of any inconsistency between this Section 10 and Paragraphs 11 and 12 of the Original Lease, this Section 10 shall control. For the sake of clarity, Tenant shall be responsible for all costs and expenses arising from Tenant's installation, maintenance and/or removal of Tenant's Generators including, but not limited to, all damage to the roof and the Building that is caused by or arising from Tenant's installation, maintenance or removal of Tenant's Generators.

11. Broker. Landlord and Tenant each hereby represents and warrants to the other that it has not dealt with any real estate broker, sales person, or finder in connection with this Amendment except for Landlord's Broker, CBRE, Inc. ("***Broker***"). Landlord shall be responsible for the payment of any commission owed to the Broker based upon Landlord's separate agreement with such Broker. Landlord and Tenant each agree to indemnify and hold harmless the other party and their respective agents and employees, from and against any and all liabilities and claims for commissions and fees arising out of a breach of the foregoing representation (including without limitation, any other broker claiming to have been engaged by such indemnifying party in connection with this Amendment).

12. Full Force and Effect. Except as specifically set forth herein, the terms, covenants and conditions of the Lease shall remain in full force and effect. The Lease and this Amendment shall not be further modified or amended, except in writing signed by both Landlord and Tenant. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein and there are no other rights, including but not limited to, any renewals, extensions, expansions, purchases, rights of first refusal, allowances, etc., granted to Tenant other than those expressly set forth in the Lease that have not been deleted or otherwise nullified or this Amendment. Landlord and Tenant hereby ratify and affirm all of the remaining terms and conditions of the Lease not modified or supplemented by this Amendment. Tenant hereby acknowledges that, as of the date of this Amendment, Landlord is not in default of any of the terms and conditions of the Lease.

13. Provisions Binding. All rights and liabilities herein given to or imposed upon the parties to this Amendment shall extend to, and be binding upon and inure to the benefit of, the parties hereto and their respective successors and assigns.

14. Confidentiality. Tenant agrees that it shall maintain in confidence and shall not divulge to any third party (except to its employees, brokers, attorneys, accountants or other professional service providers as needed, or as may otherwise be required by the Securities and

Exchange Commission or applicable law) any of the items, covenants and conditions of the Lease and this Amendment, including without limitation, any information related to the rental rate, the length of the Term, and any other terms and conditions thereof. Tenant further agrees to take commercially reasonable precautions to prevent the unauthorized disclosure of any such information to any third parties. Tenant's obligations under this Section 14 shall survive the termination of the Lease.

15. Counterparts; Delivery. This Amendment may be executed in any number of counterparts, and by each of the parties on separate counterparts, each of which, when so executed, shall be deemed an original, but all of which shall constitute but one and the same instrument provided that all parties execute and deliver a counterpart to the other party. Delivery of an executed counterpart of this Amendment by electronic delivery shall be equally as effective as delivery of a manually executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by electronic delivery shall also endeavor to deliver a manually executed counterpart of this Amendment, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability or binding effect of this Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Sixth Amendment to Lease Agreement / First Amendment to Storage Space Agreement on the day and year set forth below.

LANDLORD:

WHARTON LENDER ASSOCIATES, LP,
a Pennsylvania Limited Partnership

By: WHARTON LENDER PROPERTIES, LLC,
a Pennsylvania Limited Liability Company,
its General Partner

By: ______________________
Name: Larry Walsh
Title: COO
Date: January ___, 2021

TENANT:

KRYSTAL BIOTECH INC.,
a Delaware corporation

By: ______________________
Name: Kathryn A. Romano
Title: CAO
Date: January 12, 2021

<u>EXHIBIT "A"</u>

Third Floor Additional Space



REST ROOMS
JAN.

2100 WHARTON - 3RD FLOOR

<u>EXHIBIT "B"</u>

Landlord's Third Floor Additional Space Work


ROOMS

<u>Entrance Doors</u>:
Entry door to remain as-is. Signage can be installed by Tenant with the approval of Landlord (which approval shall not be unreasonably withheld or delayed). Tenant shall submit layout and design to Landlord for approval prior to ordering and installation.

<u>Interior Partitions</u>:
Existing partitions to remain with the exception of the ones that are moving. Drywall construction consisting of 3-5/8" steel studs at 24" on-center with one layer 5/8" wall board on each side extending to ceiling grid.

<u>Interior Doors</u>:
Doors shall be reused from demo and reinstalled. Ensure existing doors are in good condition, and repair where needed.

<u>Ceilings</u>:
Existing ceiling grid and tile shall remain. Repair where partitions are demolished.

<u>Lighting</u>:
Remove all existing parabolic and downlights and install new Building Standard 2' x 4' Recessed LED Lights Cree ZR24-40L-35K-10V.

<u>Carpet</u>:
Existing carpet tile shall be removed and new Shaw carpet tile 5T156 Tinge 9" x 36" in color 56861 Tarnished shall be installed.

Base:
New 4" vinyl base shall be installed in a color Burnt Umber.

Paint:
Premises shall receive two (2) coats eggshell finish in colors approved by Tenant. No more than four (4) colors shall be used within the Premises. Colors shall match the Third Floor Additional Space; Blue accent color is Raincheck; General Paint Color is Sherwin Williams SW7004 Snowbound.

Casework:
Existing casework shall remain.

Switches:
Existing switches to remain.

Duplex Outlets/ Floor Outlets:
Existing outlets to remain with the exception on new outlets installed on new partitions and new furniture feed installed for Tenant installed furniture.

Data / Telephone Outlets:
Tenant is responsible for phone and data cabling and system. Tenant-installed phone system must use fire rated telephone cable.

Window Treatment:
All windows to have blinds to match existing. No other type of window cover shall be visible from exterior of the Building. All existing blinds shall be cleaned and made operational.

Plumbing:
Existing sinks shall remain.

HVAC:
Existing ductwork shall remain and be reworked / supplied with new as needed to work with new floor plan.

Fire Protection:
Existing sprinkler system shall remain and be adjusted to work with new floor plan. Concealed sprinkler heads shall be installed in rooms scheduled for a drop acoustical ceiling.

Fire Alarm system:
Fire alarm locations shall be adjusted to work with new floor plan. New locations shall be coordinated with new floor plan and furniture layout.

Notes:

1. A construction supervision fee will be charged for all nonstandard work not identified as part of this Exhibit ("***Non-Standard Additional Work***"), which constrution supervision fee shall not exceed three percent (3%) of the hard costs incurred in connection with such Non-Standard Additional Work.

2. No credit will be given for items listed in this Exhibit but not used on the project.

3. Equipment, furniture and workstations are shown on this drawing for reference and coordination purposes only. Except as otherwise expressly set forth in this Exhibit, all equipment, furniture and workstations shall be installed at Tenant's sole cost and expense.

4. Installation of Tenant furnished items (AV, IT, Security) shall be permitted and coordinated during the construction period for Landlord's Third Floor Additional Space Work.

<u>EXHIBIT "C'</u>

Depiction of Tenant's Generators


Krystal's Generators
DESIGN
Krystal
ROOF PLAN
A103


Wharton Street
Fox Way
Krystal's
Generator
21st Street

2100 WHARTON STREET

FIRST FLOOR